Exhibit 10.17

APPENDIX A

HALLADOR ENERGY COMPANY

2022 EXECUTIVE OFFICER PLAN

The following definitions shall apply for purposes of this Hallador Energy Company 2022 Executive Officer Plan (this “2022 EO Plan”):

“Cause” means, as determined in the Board’s discretion:

(i)         The Covered Person’s willful and continued material failure to perform the reasonable duties and responsibilities of his or her position after the Corporation has provided the Covered Person with a written demand for performance that describes the basis for the Corporation’s belief that the Covered Person has not substantially performed his or her duties and the Covered Person has not corrected the failure within thirty (30) days of the written demand;

(ii)         Any act of personal dishonesty taken by the Covered Person in connection with his or her responsibilities as an employee of the Corporation and intended to result in his or her substantial personal enrichment;

(iii)         The Covered Person’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Corporation’s reputation or business; or

(iv)         The Covered Person’s breach of any fiduciary duty owed to the Corporation by the Covered Person that has a material detrimental effect on the Corporation’s reputation or business.

“Change of Control” means the first to occur, following the Effective Date, of the following events:

(i)         the acquisition by any person or group of related persons (as determined pursuant to section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership of securities of the Corporation representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members; or

(ii)         stockholder approval of (A) any agreement for a merger or consolidation in which the Corporation will not survive as an independent corporation or other entity, or (B) any sale, exchange or other disposition of all or substantially all of the Corporation’s assets, including, without limitation, the sale, exchange or other disposition of the equity securities or assets of Sunrise Coal, LLC or of Hallador Power Company, LLC.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A and that would be payable in connection with a Change of Control, to the extent required to avoid accelerated or additional taxation under such section, no Change of Control will be deemed to have occurred unless such Change of Control also constitutes a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets within the meaning of Code Section 409A(a)(2)(A)(v).

“Closing” means the closing date of a transaction that results in a Change of Control, as set forth in the definitive agreement governing such transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Person” means each of the Corporation’s (i) Chief Executive Officer (also currently serving as the President, Corporate Secretary and Chairman of the Board of the Corporation), and (ii) the Chief Financial Officer.

“Effective Date” means April 1, 2022, the effective date of this 2022 EO Plan.

“Good Reason” with respect to a Covered Person, means the occurrence of one or more of the following without the Covered Person’s written consent:

(i)         A fifteen percent (15%) or more reduction in the Covered Person’s total annual cash compensation opportunity (base salary and target bonus opportunity collectively), as compared to the Covered Person’s total annual cash compensation opportunity immediately prior to the reduction in compensation;

(ii)         A change in the Covered Person’s principal work location resulting in a new one-way commute that is more than fifty (50) miles greater than the Covered Person’s one-way commute prior to the change in the Covered Person’s principal work location without allowing alternate accommodation (such as remote work), regardless of whether the Covered Person receives an offer of relocation benefits; or

(iii)         (A) A material reduction in the Covered Person’s authority, duties and/or responsibilities, or (B) in connection with a proposed Change of Control, a proposed material reduction in the Covered Person’s authority, duties and/or responsibility by the acquiring company as compared to the Executive’s authority, duties and/or responsibilities in effect immediately prior to the Closing (for example, but not by way of limitation, this determination will include an analysis of whether the Covered Person will maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the combined entity resulting from such transaction, taking the Corporation, any acquirer and their respective parent corporations, subsidiaries and other affiliates, together as a whole).

With respect to any termination for Good Reason, the Covered Person shall give the Corporation written notice, which shall identify with reasonable specificity the grounds for the Covered Person’s resignation, and provide the Corporation a period of thirty (30) days from the day such notice is given to cure the alleged grounds for termination for Good Reason contained in the notice. A termination will not be for Good Reason if such notice is given by the Covered Person to the Corporation more than ninety (90) days after the occurrence of the event that the Covered Person alleges is Good Reason for her or her termination.

Any event or condition shall cease to constitute “Good Reason” if the Corporation cures the event or condition within the thirty (30) day cure period, or, if the Corporation fails to cure the event or condition within such thirty (30) day period, the Covered Person fails to terminate employment within ninety (90) days following the expiration of the thirty (30) day cure period.

“Payment Date” means the date on which the Corporation pays the Retention Bonus to the Covered Persons, which shall be on the date of the Closing.

“Release” means a general release, in the form provided by the Corporation, of any and all claims against the Corporation and all related parties with respect to all matters arising out of the Covered Person’s employment by the Corporation and its affiliates and (if applicable) the termination thereof (other than claims for any entitlements under the terms of this 2022 EO Plan or for vested benefits under any employee benefit plans or programs of the Corporation made available to employees of the Corporation and its affiliates generally under which the Covered Person has accrued and is due a benefit), subject to applicable law.

“RSU Plan” means that certain Amended and Restated 2008 Restricted Stock Unit Plan as adopted by the Corporation in May 2017, as amended and in effect from time to time.

“Section 280G” means Section 280G of the Code and the final regulations and any guidance promulgated thereunder.

“Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

“Section 4999” means Section 4999 of the Code and the final regulations and any guidance promulgated thereunder.

Definitions Definitions Definitions

Each of the Covered Persons, along with other employees of the Corporation as determined by the Compensation Committee of the Board, shall be eligible to participate in this 2022 EO Plan, provided that the Covered Person is employed by the Corporation on the date this 2022 EO Plan is adopted by the Board, and is not excluded from this 2022 EO Plan as provided below.

Participation in 2022 EO Plan

Each Covered Person who is employed by the Corporation (or a subsidiary) upon a Change of Control and remains employed by the Corporation through the Closing, shall receive a retention bonus under this 2022 EO Plan (the “Retention Bonus”) and, provided that the conditions for payment of any Retention Bonus set forth in this 2022 EO Plan are satisfied, one-hundred percent (100%) of the Retention Bonus, as specified with respect to the Covered Person in Schedule 1 attached hereto, shall be paid in a lump-sum payment on the Payment Date.

Retention Bonus Eligibility and Payment Date

If, prior to the date of the Closing of a Change of Control, a Covered Person (i) voluntarily terminates his or her employment, or (ii) is terminated for Cause, he or she will not receive a Retention Bonus, and any funds that would have been utilized for that Covered Person’s Retention Bonus will revert to the Corporation and will not be reallocated to any other person, including any person that is a Covered Person under this or a similar compensation plan.

Ineligibility to Receive Retention Bonuses

In the event that, following an announcement by the Corporation of a transaction that would result in a Change of Control, or upon the occurrence of a Change of Control as described in clause (ii) of the definition of Change in Control above, but prior to the Closing relating to such Change of Control, a Covered Person’s employment with the Corporation is terminated without Cause or the Covered Person terminates his or her employment with the Corporation for Good Reason, that Covered Person shall be eligible to receive the Retention Bonus that he or she would otherwise have been entitled to receive had he or she remained employed with the Corporation through the Closing; provided, however, that any Retention Bonus payable to the Covered Person shall be reduced on a dollar for dollar basis, but not below zero, by the amount paid or payable to the Covered Person upon such termination pursuant to any severance agreement between the Covered Person and the Corporation.

Termination Without Cause or Termination for Good Reason

This 2022 EO Plan shall provide benefits to each Covered Person and his or her respective heirs, representatives, successors, and assigns, and will be binding on all successors and assigns of the Corporation and any acquirer of the Corporation.

Benefits to Covered Persons and Their Respective Heirs

Participation in this 2022 EO Plan will not provide any guarantee or promise of employment or continued service of any Covered Person or any employee of the Corporation or its subsidiaries with the Corporation or any of its subsidiaries, and the Corporation shall retain the right, and its subsidiaries shall retain the right, to terminate the employment of any Covered Person or any other employee of the Corporation or its subsidiaries, as applicable, at any time.

No Guarantee of Continued Service

Notwithstanding anything to the contrary herein, it is a condition to a Covered Person’s entitlement to receive a Retention Bonus under this 2022 EO Plan that a Covered Person shall have executed and delivered to the Corporation a written Release and shall not revoke such Release, such that the Release becomes irrevocable by its terms on or before the date on which such compensation is due to be paid by the Corporation. If a Covered Person fails to execute and deliver a Release, or revokes the Release before it becomes irrevocable, the Covered Person shall have no right to receive any Retention Bonus hereunder.

Release

The Corporation will withhold from any payments under this 2022 EO Plan (including to a beneficiary or estate) any amount required to satisfy all applicable federal, state, local, or foreign income, employment, and other tax withholding obligations.

Withholding

It is intended that Retention Bonuses under this 2022 EO Plan meet the short-term deferral exception under Section 409A (accordingly, notwithstanding anything herein to the contrary, no payments to be made hereunder shall be made later than the fifteenth (15th) day of the third (3rd) month following the last day of the taxable year in which the Closing of a Change of Control is effectuated or otherwise in which the payment right vests) and, if not exempt, the Retention Bonuses payable pursuant to this 2022 EO Plan are intended to comply with Section 409A, to the extent the requirements of Section 409A are applicable hereto. The provisions of this 2022 EO Plan shall be construed and administered in a manner consistent with that intention.

Section 409A

If payment of any amount under this 2022 EO Plan that is subject to Section 409A at the time specified therein would subject such amount to any additional tax under Section 409A, the payment of such amount shall be postponed to the earliest commencement date on which the payment of such amount could be made without incurring such additional tax. In addition, to the extent that any guidance issued under Section 409A would result in the Covered Person being subject to the payment of interest or any additional tax under Section 409A, the Corporation shall, to the extent reasonably possible and as allowed by applicable treasury regulations, amend this 2022 EO Plan in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Corporation.

409A Payment Adjustments

Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this 2022 EO Plan comply with Section 409A and in no event will the Corporation be liable or be required to reimburse a Covered Person for all or any portion of any taxes, penalties, interest or other expenses that may be imposed on or incurred by him or her as a result of this 2022 EO Plan being subject to, but not compliant with, Section 409A.

No Representation Regarding 409A

If a Covered Person is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), such payment or benefit shall not be made or provided prior to the earlier of:

(i)         the expiration of the six (6) month period measured from the date of the Covered Person’s “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)); or

(ii)         the date of the Covered Person’s death (the “Delay Period”);

and all payments and benefits delayed pursuant to the foregoing (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Covered Person in a lump sum within ten (10) days following the expiration of the Delay Period.

409A Delay Payments

No provision of this 2022 EO Plan will require the Corporation, for the purpose of satisfying any obligations under this 2022 EO Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Corporation maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes.

No Trust Assets

Nothing contained in this 2022 EO Plan and no action taken pursuant to the provisions of this 2022 EO Plan will create or be construed to create a trust of any kind.	No Trust

No property that may be acquired or invested by the Corporation in connection with this 2022 EO Plan will be deemed security for the obligations to the Covered Persons hereunder, but will be, and continue for all purposes to be, part of the general funds of the Corporation, and the Covered Persons will have no rights under this 2022 EO Plan other than as unsecured general creditors of the Corporation.

No Property Will Constitute Security

This 2022 EO Plan is intended to be a “bonus program” as defined under U.S. Department of Labor Regulation Section 2510.3-2(c) and will be construed and administered in accordance with such intention.	Bonus Program

All questions concerning the construction, validation, and interpretation of this 2022 EO Plan will be governed by the laws of the State of Colorado without regard to its conflict of laws provisions.	Choice of Law

The Corporation reserves the right to amend or terminate this 2022 EO Plan at any time; provided, however, that (i) any such amendment or termination shall be made in writing and approved by resolution of the Compensation Committee or the Board, and (ii) following the Effective Date, the Corporation may not, without a Covered Person’s written consent, amend or terminate this 2022 EO Plan in any way that (x) prevents the Covered Person from becoming eligible for his or her Retention Bonus under this 2022 EO Plan, or (y) reduces the amount of Retention Bonuses payable, or potentially payable to a Covered Person under this 2022 EO Plan.

Amendment

Under this 2022 EO Plan, effective as of April 1, 2022, the salaries (the “2022 EO Plan Annual Base Salary”) of the Covered Persons shall be as specified with respect to each such Covered Person in Schedule 1 attached hereto.

2022 EO Plan Annual Base Salaries

If a Change of Control occurs before March 31, 2024, for purposes of calculating the Retention Bonuses in Schedule 1, the 2022 EO Plan Annual Base Salaries shall be as set forth immediately above.	Change of Control Salaries

As promptly as practical after the adoption of this 2022 EO Plan, the Covered Persons shall be granted restricted stock units in accordance with the RSU Plan and pursuant to award agreements under said RSU Plan approved by the Compensation Committee as specified with respect to each such Covered Person in Schedule 1 attached hereto.

Such restricted stock units shall vest in amounts and at times as set forth in Schedule 1 attached hereto and in accordance with the terms of the RSU Plan and applicable award agreement with respect thereto.

2022 EO Plan Restricted Stock Units

The Covered Persons shall be entitled to annual performance bonuses for each of the Corporation’s 2022 and 2023 fiscal years, in amounts as the Compensation Committee shall determine in its discretion with respect to each such Covered Person in accordance with the 2022 and 2023 Executive Officer Bonus Performance Plans (“EO Bonus Plans”) as described in Schedule 2 attached hereto, provided that such Covered Person continues in the service of the Corporation (or its subsidiary) through December 31, 2022 (with respect to the performance bonus for the 2022 fiscal year), or December 31, 2023 (with respect to the performance bonus for the 2023 fiscal year).

2022 and 2023 EO Bonus Performance Plans

Upon the closing of the acquisition of Merom Station (the “Merom Closing”) in accordance with that certain Asset Purchase Agreement dated as of February 14, 2022, by and between Hallador Power Company, LLC, a wholly-owned subsidiary of the Corporation, and Hoosier Energy Rural Electric Cooperative, Inc., the Compensation Committee shall grant additional bonuses in an aggregate amount of $500,000 (subject to all applicable withholding for income, employment and other withholding tax purposes) to be allocated, in the Compensation Committee’s sole discretion, between:

(i)         the Covered Persons in order to compensate such Covered Persons for services performed in connection with the acquisition of Merom Station and the Closing; provided that such persons are serving as officers or employees of the Corporation or one of its subsidiaries through the date on which the Merom Closing occurs and as of the Additional Bonus Payment Date (as defined below); and

(ii)         those executive officers and certain other employees of the Corporation or its subsidiaries other than the Covered Persons whom the Compensation Committee determines in its sole discretion shall be granted cash bonuses to compensate such persons for services performed in connection with the acquisition of Merom Station and the Merom Closing and who are employed by the Corporation or one of its subsidiaries through the date on which the Merom Closing occurs and as of the Additional Bonus Payment Date.

One-hundred percent (100%) of the additional bonuses as described above shall be paid in lump-sum payments (subject to all applicable withholding for income, employment and other withholding tax purposes) to the Covered Persons and the other executive officers and employees receiving additional bonuses, on or before the date that is thirty (30) calendar days after the date of the Merom Closing (the “Additional Bonus Payment Date”).

Additional Bonuses to Covered Persons and Certain Other Employees in Connection with Merom Station Acquisition

To the maximum extent allowed by law, the right of each of the Covered Persons to receive the Retention Bonus due pursuant to this 2022 EO Plan in the event of a Change of Control shall be subject to that Covered Person having entered into an agreement with the party that acquires the Corporation upon such Change of Control whereby that Covered Person shall agree to continue to work for the acquirer or its affiliate or the Corporation, as applicable, for a period of 3 months following the Closing of the Change of Control or such lesser period as determined by the acquirer (the “Post Change of Control Employment Period”); provided, that the foregoing shall not apply to a Covered Person unless: (a) the acquiror desires to engage that Covered Person to continue to work for the acquirer (or its affiliate or the Corporation or its affiliate); (b) the agreement between such Covered Person and the acquiror requires the acquiror to pay the Covered Person a monthly salary equivalent to or greater than the per month amount of the Covered Person’s 2022 EO Plan Annual Base Salary for each month during the Post Change of Control Employment Period; and (c) the agreement between such Covered Person and the acquiror requires the acquiror to pay such Covered Person a retention bonus equivalent to one quarter of the Covered Person’s performance bonus for the most recent completed fiscal year, which payment shall be due and payable within thirty (30) days after the end of the Post Change of Control Employment Period as long as such Covered Person continued to work for the acquirer, its affiliate or the Corporation until the last day of the Post Change of Control Employment Period or the acquirer, its affiliate or the Corporation terminates such agreement with such Covered Person prior to such date; and (d) the Covered Person having been employed by the Corporation or a subsidiary through the Closing of the Change of Control.

Service Agreements

Schedule 1

The Covered Person’s total compensation under the 2022 EO Plan shall be as follows:

Covered Person Title	2022 EO Plan Annual Base Salary for Period April 1, 2022 through March 31, 2024
Chief Executive Officer	$615,000 per year
Chief Financial Officer	$400,000 per year

Retention Bonus Amount
Chief Executive Officer

An amount equal to the sum of:

(1)  $1,230,000 in the event the acquiring company following the Closing of a Change of Control does not engage such Covered Person to continue to work for the acquirer, or $1,076,250 in the event the acquiring company does engage such Covered Person to continue to work for the acquirer pursuant to the requirements of the provisions in the 2022 EO Plan titled “Service Agreements;” plus

(2) an amount equal to the Covered Person’s performance bonus for the prior fiscal year, pro rated for the period served in the fiscal year in which the Closing occurs through to the date of the Closing.

Chief Financial Officer

An amount equal to the sum of:

(1)  $800,000 in the event the acquiring company following the Closing of a Change of Control does not engage such Covered Person to continue to work for the acquirer, or $700,000 in the event the acquiring company does engage such Covered Person to continue to work for the acquirer pursuant to the requirements of the provisions in the 2022 EO Plan titled “Service Agreements;” plus

(2) an amount equal to the Covered Person’s performance bonus for the prior fiscal year, pro rated for the period served in the fiscal year in which the Closing occurs through to the date of the Closing.

Restricted Stock Units
Chief Executive Officer

A one-time grant of a total of 267,537 restricted stock units, to be granted under the RSU Plan as promptly as practical after the adoption of this 2022 EO Plan, which shall vest in the amount of 89,179 restricted stock units on March 31st of each of 2023, 2024 and 2025, subject to the Covered Person’s continued Service, as defined in the RSU Plan, through the applicable vesting date, and shall vest in full subject to the Covered Person’s continued Service through to the date of a Change in Control, as defined in the RSU Plan, and otherwise in accordance with the terms of the RSU Plan and the applicable award agreement.

Chief Financial Officer

A one-time grant of a total of 173,913 restricted stock units, to be granted under the RSU Plan as promptly as practical after the adoption of this 2022 EO Plan, which shall vest in the amount of 57,971 restricted stock units on March 31st of each of 2023, 2024 and 2025, subject to the Covered Person’s continued Service through the applicable vesting date, and shall vest in full subject to the Covered Person’s continued Service through to the date of a Change in Control, and otherwise in accordance with the terms of the RSU Plan and the applicable award agreement.

Schedule 2

RESOLUTIONS OF THE COMPENSATION COMMITTEE

Approval of the 2022 Hallador Energy Executive Officer Bonus Performance Plan Performance Goals

WHEREAS, Hallador Energy Company (the “Corporation”) desires to establish an annual Executive Officer Bonus Performance Plan (the “EO Bonus Plan”) to reward and motivate certain employees of the Corporation and certain of its subsidiaries to attain certain performance goals for fiscal years 2022 and 2023; and

WHEREAS, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) deems it advisable and in the best interests of the Corporation to establish terms and conditions for EO Bonus Plan awards consistent with the Corporation’s goals for the performance period of January 1, 2022 to December 31, 2022, or January 1, 2023 to December 31, 2023 (as applicable, the “Performance Period”);

NOW, THEREFORE, BE IT:

RESOLVED, that the Committee hereby approves the Bonus Plan, including the performance goals for each fiscal year as set forth in Exhibit A (the “Performance Goals”) and the Bonus Plan award opportunities for each of the key personnel identified in Exhibit A; and

FURTHER RESOLVED, that the Committee reserves the discretion, at any time prior to the final determination of whether the Performance Goals have been attained, to change the Performance Goals to reflect a change in corporate capitalization, such as a stock split, stock dividend, combination of shares or other changes in the Corporation’s corporate structure or shares, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Corporation’s method of accounting, any change in applicable law, or any other change of a similar nature.

General Authority

RESOLVED, that all such other acts or things which would cause the transactions contemplated by these resolutions to be consummated and performed be, and hereby are, authorized, approved and adopted; and

FURTHER RESOLVED, that each officer of the Corporation is hereby authorized to perform such further acts and execute and deliver such further documents or instruments as such officer may deem necessary or desirable to carry out with respect to the Corporation the intents and purposes of the foregoing resolutions.

Exhibit A

Executive Officer Bonus Performance Plan

Performance Goals and Payouts

Chief Executive Officer

The chart below sets forth the applicable goals and payouts for the Chief Executive Officer:

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold	Payout at Target	Payout at Maximum
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00%	89%	78.00%	$0	$23,100	$46,200
	Violations Per Inspection Day (National Average)	5	0.50	0.42	0.34	$0	$23,100	$46,200
Safety (Power) Note 2	Incident Rate	5	5.40	4.50	3.60	$0	$23,100	$46,200
	Safety Inspection Rate	5	1	1.25	1.50	$0	$23,100	$46,200
Financial	Adjusted EBITDA ($ million)	50	36.0	45.0	54.0	$0	$231,000	$462,000
Discretionary		30				$0	$138,600	$277,200

Chief Financial Officer

The chart below sets forth the applicable goals and payouts for the Chief Financial Officer:

Area	Goals	Base Points	Threshold Goal	Target Goal	Maximum Goal	Payout Does Not Meet Threshold	Payout at Target	Payout at Maximum
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00%	89%	78.00%	$0	$15,000	$30,000
	Violations Per Inspection Day (National Average)	5	0.50	0.42	0.34	$0	$15,000	$30,000
Safety (Power) Note 2	Incident Rate	5	5.40	4.50	3.60	$0	$15,000	$30,000
	Safety Inspection Rate	5	1	1.25	1.50	$0	$15,000	$30,000
Financial	Adjusted EBITDA ($ million)	50	36.0	45.0	54.0	$0	$150,000	$300,000
Discretionary		30				$0	$90,000	$180,000

Note 1:         Safety (Sunrise) is based on Sunrise Coal’s performance percentage relative to the national average for underground coal mines over the preceding 4 years. For the 2022 Performance Period, safety will be determined relative to the 2018 – 2021 period. For the 2023 Performance Period, safety will be determined relative to the 2019 – 2022 period. Actual results for each safety measure will be calculated by Sunrise Coal management with final results available.

Note 2:         If Hallador Power Company does not complete the pending acquisition of the Merom Station power generating facility by August 1, 2022, the Safety (Power) goal will not apply for 2022 and the Safety (Power) payout amounts will be added to the Safety (Sunrise) payout amounts (i.e., $23,100 or $15,000, as applicable, additional will be added to each Safety (Sunrise) goal Payout at Target amount, with corresponding changes to Payout at Maximum amounts). If Hallador Power Company does not complete the pending acquisition of the Merom Station power generating facility by June 30, 2023, the Safety (Power) goal will not apply for 2023 and the Safety (Power) payout amounts will be added to the Safety (Sunrise) payout amounts (i.e., $23,100 or $15,000, as applicable, additional will be added to each Safety (Sunrise) goal Payout at Target amount, with corresponding changes to Payout at Maximum amounts). If applicable, Safety (Power) is based on Hallador Power’s performance percentage relative to the national average for coal-fired power generating facilities over the preceding 4 years. For the 2022 Performance Period, safety will be determined relative to the 2018 – 2021 period. For the 2023 Performance Period, safety will be determined relative to the 2019 – 2022 period. Actual results for each safety measure will be calculated by Hallador Power management with final results available.

The charts above set forth the Performance Goals for each performance measure for each of the 2022 and 2023 Performance Periods and the associated payouts for the Chief Executive Officer and Chief Financial Officer.

For the Chief Executive Officer, the target bonus is $462,000 for each of the 2022 and the 2023 Performance Periods. For the Chief Financial Officer, the target bonus is $300,000 for each of the 2022 and the 2023 Performance Periods. A portion of the target bonus is allocated to each performance measure in proportion to the base points allocated to the performance measure. Performance against each Performance Goal and the corresponding payout are measured separately. The attained performance against a Performance Goal shall not affect the performance bonus amount payable with respect to any other Performance Goal.

No payout is available with respect to a performance measure if performance is at or below the threshold level.

The payout for performance above the threshold level but below the target level shall be determined by straight line interpolation between zero and the target payout amount.

The payout for performance above the target level but below the maximum level shall be determined by straight line interpolation between the target payout amount and the maximum payout amount.

Performance in excess of the maximum Performance Goal does not result in a payout in excess of the maximum payout amount.

Performance bonus amounts, if any, will be paid in a lump sum net of applicable withholding, after audit completion, in March 2023 with respect to the 2022 Performance Period and in March 2024 with respect to the 2023 Performance Period, contingent on the Chief Executive Officer’s or Chief Financial Officer’s continued service with the Corporation or its affiliates through to December 31, 2022, with respect to the 2022 Performance Period, and through to December 31, 2023, with respect to the 2023 Performance Period.

Example 1 - CEO:

By way of example, if, for the 2022 Performance Period, Severity Measure (National Average) is 99%, the threshold Performance Goal for Violations per Inspection Day, Incident Rate and Safety Inspection Rate are not exceeded, and the adjusted EBITDA is $50.0 million, the Chief Executive Officer shall be entitled to a receive a performance bonus for the 2022 Performance Period calculated as follows:

Severity Measure (National Average): $23,100 * (100 - 99)/(100 - 89) = $2,100

EBITDA: $231,000 + ($231,000 * (50 - 45)/(54 - 45)) = $231,000 + $128,333.33 = $359,333.33

TOTAL: $361,433.33

Example 2 - CFO:

By way of example, if, for the 2022 Performance Period, Severity Measure (National Average) is 99%, the threshold Performance Goal for Violations per Inspection Day, Incident Rate and Safety Inspection Rate are not exceeded, and the adjusted EBITDA is $50.0 million, the Chief Financial Officer shall be entitled to a receive a performance bonus for the 2022 Performance Period calculated as follows:

Severity Measure (National Average): $15,000 * (100 - 99)/(100 - 89) = $1,363.63

EBITDA: $150,000 + ($150,000 * (50 - 45)/(54 - 45)) = $150,000 + $83,333.33 = $233,333.33

TOTAL: $234,696.94

In addition to the safety and financial performance goals described in the above chart: (i) the Chief Executive Officer may also be entitled to receive a discretionary bonus amount for each of the 2022 Performance Period and 2023 Performance Period, as determined by the Board or the compensation committee, as applicable, of up to $277,200; and (ii) the Chief Financial Officer may also be entitled to receive a discretionary bonus amount for each of the 2022 Performance Period and 2023 Performance Period, as determined by the Board or the compensation committee, as applicable, of up to $180,000.